UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2015

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) and (e)

In the press release filed hereto as Exhibit 99.1, Benefitfocus, Inc. (the “Company”) made its first public announcement that its Chief Operating Officer, Raymond A. August, has been promoted to the additional position of President of the Company (as determined by the Company’s Board of Directors on March 25, 2015). Shawn A. Jenkins will continue as Chief Executive Officer of the Company. In reliance on the instruction to paragraph (c) of Item 5.02 of Form 8-K, the Company is filing this Form 8-K on the same day that the Company is making the public announcement of Mr. August’s promotion by means other than this Form 8-K.

Mr. August’s employment will be governed by his existing employment agreement with the Company. Pursuant to the agreement, the Company agreed to pay Mr. August a base salary of $460,000 per year for 2014. Annual compensation reviews and adjustments to Mr. August’s compensation are set to occur on or around the time the Company performs its annual budget process. The Company also agreed to pay Mr. August a bonus amount of up to 100% of his then-current base pay, subject to adjustment, upon achievement of the Company’s annual targets.

Pursuant to the agreement, if the Company terminates Mr. August’s employment without “cause” at any time prior to a “change in control” (as such terms are defined in the agreement), the Company will provide Mr. August: (i) severance payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date; (ii) a portion of his targeted annual bonus; and (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment.

In the event the Company or an acquirer of the Company terminates Mr. August’s employment without cause at the time of, or within 12 months following, a change of control of the Company, the Company or an acquirer of the Company will provide Mr. August: (i) severance payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date; (ii) a portion of his targeted annual bonus; (iii) immediate acceleration of any unvested restricted stock units granted to Mr. August in 2014; and (iv) specified insurance premiums during the period he receives severance payments. If Mr. August resigns due to a decrease in his base salary or targeted annual bonus, a change in his position with the Company, or a change in his duties and responsibilities to the Company, and provided he resigns within three months of the occurrence of, and without having consented to, such event, Mr. August will be entitled to receive the same severance benefits he would have been eligible to receive were his employment terminated by the Company without cause.

If the Company terminates Mr. August’s employment with or without cause, after completion of any period during which his eligibility for a bonus is to be determined, or a Bonus Period, but prior to the date when such bonus is to be paid, Mr. August will be entitled to receive such bonus at the time it would have been paid but for the termination of his employment. If the Company terminates Mr. August’s employment without cause prior to the completion of a Bonus Period, he will be entitled to receive a portion of the bonus at the time it would have been paid but for the termination of his employment, prorated for the portion of the Bonus Period that he was employed by the Company.

The description of Mr. August’s employment agreement is qualified in its entirety by reference to the full and complete terms of such agreement, which is filed as Exhibit 10.22 to this Current Report on Form 8-K and incorporated herein by reference.

Prior to joining the Company as Chief Operating Officer in August 2014, Mr. August served as the General Manager of the Computer Sciences Corp. (“CSC”) Financial Services Group since October 2012. Prior to that, from March 2008 until September 2012, he served as CSC’s President of the Financial Services Group until a new Chief Executive Officer of CSC was appointed. Since July 2013, he has served as a member of the Executive Advisory council for Arthur Ventures Private Equity Fund. Mr. August holds a B.S. in Accounting and Management Science from the University of South Carolina and is a Certified Public Accountant.

Mr. August is 53 years old and has no familial relationships with any executive officer or director of the Company. Other than his employment by the Company, there have been no transactions in which the Company has participated and in which he had a direct or indirect material interest involving in excess of $120,000 since January 1, 2014, the beginning of the Company’s last completed fiscal year.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.22	Employment Agreement, dated July 25, 2014, by and between Benefitfocus.com, Inc. and Raymond A. August.

99.1	Press release dated April 8, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: April 8, 2015	/s/ Milton A. Alpern
Milton A. Alpern, Chief Financial Officer